Commitment Letter, dated December 17, 2004	Exhibit 10.1

EXECUTION COPY

MORGAN STANLEY SENIOR FUNDING, INC.	UBS LOAN FINANCE LLC
1585 Broadway	UBS SECURITIES LLC
New York, New York 10036	677 Washington Blvd.
Stamford, Connecticut 06901

December 17, 2004

Trump Hotels & Casino Resorts, Inc.

Trump Atlantic City Associates

Trump Casino Holdings, LLC

725 Fifth Avenue

New York, NY 10022

Attention:	Mr. Scott C. Butera
President and Chief Operating Officer, Trump Hotels & Casino Resorts, Inc.

Ladies and Gentlemen:

You, each a debtor and debtor-in-possession under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Company” or “you”), have advised Morgan Stanley (as hereinafter defined) and UBS (as hereinafter defined) (together with Morgan Stanley, “we” or “us”) that you, together with your respective direct and indirect subsidiaries, each a debtor and debtor-in-possession under Chapter 11, have commenced a case under Chapter 11 in order to implement a prearranged plan of reorganization containing terms and conditions previously disclosed by you to the Joint Lead Arrangers and agreed to by you and certain of your creditors (the “Prearranged Plan”). In this connection, you have requested that (a) Morgan Stanley provide you with its financing commitment for up to 80% of the Senior Bank Financing (as hereinafter defined) described in this letter and in the summary of terms and conditions attached as Exhibit A (the “Summary of Terms” and, together with this letter, this “Commitment Letter”), (b) UBS provide you with its financing commitment for up to 20% of the Senior Bank Financing and (c) Morgan Stanley and UBSS (as hereinafter defined) provide you with their best efforts undertaking to arrange a syndicate (in such capacity, the “Joint Lead Arrangers”) of Lenders (as defined under the section “Lenders” in the Summary of Terms) for the Senior Bank Financing. The Prearranged Plan, the refinancing of any debtor-in-possession facility under the Bankruptcy Code (the “DIP Facility”) provided to Trump Hotels & Casino Resorts, Inc. (the “Borrower”) and its subsidiaries, the construction of a new tower (the “New Tower”) at the Trump Taj Mahal Casino Resort in Atlantic City, New Jersey and the debt financing contemplated by the foregoing are collectively referred to as the “Transaction”.

For purposes of this Commitment Letter, (i) “Morgan Stanley” shall mean Morgan Stanley Senior Funding, Inc. and/or any affiliate thereof as Morgan Stanley shall determine to be appropriate to provide the services contemplated herein and (ii) “UBS” shall mean UBS Loan Finance LLC and/or any affiliate thereof, including UBS Securities LLC (“UBSS”), as UBS shall determine to be appropriate to provide the services contemplated herein.

We understand that the funding required to (i) refinance all amounts outstanding under the DIP Facility, (ii) to fund the construction of the New Tower, (iii) to pay the fees and expenses incurred in connection with the Transaction and (iv) to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries shall be provided from the incurrence by the Borrower of the Senior Bank Financing and cash generated by the Borrower and its subsidiaries.

We further understand that the senior secured bank financing (the “Senior Bank Financing”) will be in an aggregate amount of up to $500 million and will be in the form of (i) a single draw term loan facility in the amount of $150 million (the “Tranche B-1 Term Loan Facility”), (ii) a delayed draw term loan facility in the amount of $150 million (the “Tranche B-2 Term Loan Facility”, together with the Tranche B-1 Term Loan Facility, the “Term Loan Facilities”) and (iii) a revolving credit facility in the amount of $200 million (the “Revolving Credit Facility”, together with the Term Loan Facilities, the “Credit Facilities”).

We also understand that the Company has entered into that certain Restructuring Support Agreement dated as of October 20, 2004 (as amended, the “Restructuring Support Agreement”) with certain subsidiaries of the Company, Donald J. Trump and certain holders of existing debt securities (the “Existing Notes”) of the Company and its subsidiaries providing, in part, for the exchange of the Existing Notes with new debt securities (the “New Notes”), upon consummation of the Prearranged Plan, such New Notes to be secured on a second priority basis to the Senior Bank Financing.

Subject to and upon the terms and conditions set forth herein and in the Summary of Terms, Morgan Stanley is pleased to commit to provide, severally and not jointly, up to 80% of the Senior Bank Financing and UBS is pleased to commit to provide, severally and not jointly, up to 20% of the Senior Bank Financing. It is understood that (i) Morgan Stanley and UBSS shall act as exclusive joint lead arrangers and joint book-runners for the Senior Bank Financing and (ii) Morgan Stanley shall act as administrative agent for the Senior Bank Financing. It is further understood that the Joint Lead Arrangers shall be permitted to designate one or more Lenders as agents or co-agents, as the case may be, with respect to the Senior Bank Financing in consultation with you, and that no titles may be given, or compensation paid, to Lenders without the consent of the Joint Lead Arrangers. Fees payable to the syndicate shall be payable from the amounts payable to the Joint Lead Arrangers and any other co-arrangers as described in the fee letter (the “Fee Letter”) executed simultaneously herewith.

In connection with the Senior Bank Financing, (i) the name of Morgan Stanley will appear first in order and on the left of UBS, (ii) the names of Morgan Stanley and UBS will appear on the left of or above the names of all other arrangers, underwriters, syndication or placement agents on the cover of any information memorandum or other syndication materials that describe the Senior Bank Financing and (iii) the name of each arranger, underwriter, syndication or placement agent shall otherwise appear as designated by the Joint Lead Arrangers. In addition, Morgan Stanley, in consultation with UBS, will maintain the syndication book and allocate commitments to Lenders.

Each of Morgan Stanley and UBS reserves the right, prior to or after execution of the definitive credit documentation for the Senior Banking Financing, to syndicate all or part of its commitment for the Senior Bank Financing to one or more lending institutions that will become parties to such definitive credit documentation pursuant to a syndication to be managed by Morgan Stanley and UBS, and the commitments of Morgan Stanley and UBS hereunder shall be reduced as and when commitments are received from the Lenders in a manner to be agreed between Morgan Stanley and UBS; it being understood that the commitment of each of Morgan Stanley and UBS hereunder is not subject to such syndication. Morgan Stanley and UBS shall commence syndication efforts promptly after the

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execution of this letter by you and you agree actively to assist the Joint Lead Arrangers in achieving a syndication that is satisfactory to Morgan Stanley. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Company and the proposed syndicate members. To assist the Joint Lead Arrangers in their syndication efforts, you hereby agree (a) to provide and cause your advisors to provide the Joint Lead Arrangers and the other syndicate members upon reasonable request with all information reasonably deemed necessary by Morgan Stanley to complete syndication, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the Transaction, (b) to assist the Joint Lead Arrangers upon reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Bank Financing, (c) to use your best efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing lending relationships, (d) to make available your senior officers and representatives, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at a meeting or meetings of lenders or prospective lenders and (e) to obtain ratings (prior to the commencement of syndication) of the Senior Bank Financing from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). You hereby agree that the general bank meeting in respect of the Senior Bank Financing shall be held no later than the date that is 35 days prior to the confirmation hearing for the Prearranged Plan. In addition, you agree that no other financing (other than financing referred to in the Prearranged Plan) for any of you or any of your respective subsidiaries or affiliates shall be syndicated, privately placed or publicly offered in respect of the Prearranged Plan or otherwise to the extent that such financing could have an adverse effect on the syndication of the Senior Bank Financing.

Please note, however, that the terms and conditions of this commitment are not limited to those set forth in this Commitment Letter. Those matters that are not covered or made clear herein or in the attached Summary of Terms are subject to mutual agreement of the parties. The terms and conditions of this commitment may be modified only in writing. In addition, this commitment is subject to (a) the approval of this Commitment Letter by the Bankruptcy Court (as hereinafter defined), (b) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Summary of Terms, (c) the absence of (i) a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its subsidiaries, taken as a whole, since December 31, 2003, other than (x) any change disclosed in publicly filed documents of the Borrower or any of its subsidiaries prior to the date hereof or (y) any change of the type which customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 and the commencement of the Chapter 11 cases before the applicable bankruptcy court (the “Bankruptcy Court”), and (ii) any material adverse change in loan syndication or financial or capital market conditions generally from those currently in effect which could reasonably be expected to impair the syndication of the Senior Bank Financing, (d) completion by the Joint Lead Arrangers of (i) confirmatory business due diligence and (ii) legal and environmental due diligence, in each case of the Borrower and its subsidiaries in scope, and with results, satisfactory to them, and (e) the accuracy and completeness in all material respects of all representations contained in, and your compliance with the terms of, this Commitment Letter. The commitment of each of Morgan Stanley and UBS set forth in this Commitment Letter will terminate at 5:00 p.m. (New York City time) on the earliest of (i) May 1, 2005, (ii) the date on which the Restructuring Support Agreement is terminated by holders of the requisite aggregate principal face amount of the Existing Notes pursuant to Section 5 of the Restructuring Support Agreement (unless otherwise agreed in writing by the Joint Lead Arrangers) and (iii) the date, if any, on which the Restructuring Support Agreement is otherwise terminated or ceases to be in effect (unless otherwise agreed in writing by the Joint Lead Arrangers), unless, in either case, the Transaction is consummated on

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or before such date. Furthermore, if the Joint Lead Arrangers discover information (whether as a result of the performance of the Joint Lead Arrangers’ ongoing business due diligence or otherwise) not previously disclosed to them on or prior to the date of this letter which the Joint Lead Arrangers reasonably believe to be inconsistent in a material and adverse manner with the understanding of the Joint Lead Arrangers, based on information provided to them on or prior to the date hereof, with respect to the Transaction or the condition (financial or otherwise), business, properties, operations, results of operations, performance, assets or liabilities (contingent or otherwise) of the Borrower and its subsidiaries taken as a whole, the Joint Lead Arrangers may, in their sole discretion, suggest alternative financing amounts or structures that assure adequate protection for the Lenders or decline to provide or participate in the proposed financing.

To induce the Joint Lead Arrangers to issue this letter and to continue with their due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel and consultants) of the Joint Lead Arrangers and their respective affiliates arising in connection with this letter (and their due diligence and syndication efforts in connection herewith) and in connection with the Senior Bank Financing and the other transactions described herein shall be for your account, whether or not the Transaction is consummated, the Senior Bank Financing is made available or definitive credit documents are executed; provided, however, that, except as otherwise approved by the Bankruptcy Court, the aggregate amount of such fees and expenses payable by you prior to the date of the closing of the Credit Facilities (the “Closing Date”) shall not exceed $500,000. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

You further agree to indemnify and hold harmless the Joint Lead Arrangers and each of the Lenders (including, in any event, Morgan Stanley and UBS) and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this letter, the Transaction or the extension or syndication of the Senior Bank Financing contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Senior Bank Financing contemplated by this letter, and you agree to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Joint Lead Arranger or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise) (collectively, an “Action”); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Person. This letter is issued for your benefit only and no other person or entity may rely hereon; provided, however, that the Joint Lead Arrangers acknowledge that this letter may be disclosed to the Bankruptcy Court in connection with obtaining approval of this letter and in connection with obtaining approval of the Prearranged Plan. Neither any Joint Lead Arranger nor any Lender shall be responsible or liable to any of you or any other person for consequential damages which may be alleged as a result of this letter.

Each Joint Lead Arranger reserves the right to employ the services of its affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Joint Lead Arranger in such manner as such Joint Lead Arranger and such affiliates may agree in their sole discretion. You acknowledge that each Joint Lead Arranger may share with any of its affiliates, and such affiliates may share with such Joint Lead Arranger, any information related to

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the Transaction, you or any of your respective subsidiaries or any of the matters contemplated hereby in connection with the Transaction.

The provisions of the immediately preceding three paragraphs shall survive any termination of this letter; provided, however, that such provisions (other than the provisions of the immediately preceding paragraph) shall automatically terminate and be superseded by the definitive documentation relating to the Senior Bank Financing upon execution thereof and you shall be released from all liability in connection therewith at such time.

You represent and warrant that (a) all information (other than the Projections referred to below) (the “Information”) that has been or will hereafter be made available by or on behalf of you or by any of your representatives in connection with the Transaction and the other transactions contemplated hereby, taken as a whole, to any Joint Lead Arranger or any of its affiliates or representatives or to any Lender or any potential Lender is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to any Joint Lead Arranger or any of its affiliates or representatives or to any Lender or any potential Lender in connection with the Transaction and the other transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that were believed to be reasonable at the time such assumptions were made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain complete and correct.

In issuing this commitment, each of Morgan Stanley and UBS is relying on the accuracy of the information furnished to it by you or on your behalf (collectively, the “Pre-Commitment Information”). The obligations of each Joint Lead Arranger under this Commitment Letter and of any Lender that issues a commitment for the Senior Bank Financing are made solely for your benefit and may not be relied upon or enforced by any other person or entity.

You are not authorized to show or circulate this letter to any other person or entity (other than (i) to your legal and financial advisors in connection with your evaluation hereof, (ii) to the Bankruptcy Court in connection with obtaining approval of this letter and (iii) except as required by law or stock exchange requirements) until such time as you have accepted this letter as provided in the immediately succeeding paragraph. Each Joint Lead Arranger hereby acknowledges that the Company may file a copy of this Commitment Letter (including the Summary of Terms) with the Bankruptcy Court in connection with obtaining approval of this letter and in connection with the consummation of the Prearranged Plan under the Bankruptcy Code. If the letter is not accepted by you as provided in the second succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.

You acknowledge that any of us may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your interests. Consistent with each our respective

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policies to hold in confidence the affairs of our clients, we will not furnish confidential information obtained from you or your affiliates to any of our other clients. Furthermore, none of us will use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us from any other person. In addition to the Senior Bank Financing, each Joint Lead Arranger and its affiliates have and may in the future seek to have a significant position in the debt or equity securities or senior loans of the Company. The Company agrees that it will not assert any damage, conflict of interest or other claim against any Joint Lead Arranger or its affiliates arising out of such a position on the basis of a conflict of interest or otherwise.

If you are in agreement with the foregoing, please sign and return to each of Morgan Stanley and UBS (including by way of facsimile transmission) the enclosed copies of this letter, together with the Fee Letter, no later than 5:00 P.M., New York time, on December 17, 2004. Our commitments set forth in this letter shall terminate at the time and on the date referenced in the immediately preceding sentence unless this letter and the Fee Letter are executed and returned by you as provided in such sentence. The Joint Lead Arrangers acknowledge that notwithstanding your execution of this letter and delivery of a counterpart hereof to Morgan Stanley and UBS, none of your obligations under this letter shall be binding on you until the approval of this letter by the Bankruptcy Court.

This letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the state of New York, and any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this letter and/or the related Fee Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this letter or the Fee Letter or any matters contemplated hereby or thereby. Delivery of an executed counterpart of this Commitment Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter. Upon your acceptance hereof, this letter will constitute a binding agreement among us.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By
Title:

UBS LOAN FINANCE LLC

By
Title:

By
Title:

UBS SECURITIES LLC

By
Title:

By
Title:

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Agreed to and Accepted this 17th day of December, 2004

TRUMP HOTELS & CASINO RESORTS, INC.

By
Title:

TRUMP ATLANTIC CITY ASSOCIATES

By
Title:

TRUMP CASINO HOLDINGS, LLC

By
Title:

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EXHIBIT A

SUMMARY OF CERTAIN TERMS AND CONDITIONS*

I.	The Parties

Borrower:	Trump Hotels & Casino Resorts, Inc., a Delaware corporation, a debtor and debtor-in-possession under Chapter 11.

Joint Lead Arrangers and Joint Book-runners:	Morgan Stanley and UBSS.

Administrative Agent:	Morgan Stanley.

Syndication Agent:	UBSS.

Lenders:	Morgan Stanley and UBS and a syndicate of financial institutions and institutional lenders arranged by the Joint Lead Arrangers in consultation with and reasonably acceptable to the Borrower.

Guarantors:	All obligations under the Senior Bank Financing shall be unconditionally guaranteed by each of the Borrower’s direct and indirect wholly-owned subsidiaries (other than any entity that is a controlled foreign corporation (“CFC”) under Section 957 of the Internal Revenue Code), each a debtor and debtor-in-possession under Chapter 11 (all of such subsidiaries being, collectively, the “Guarantors”), subject to customary exceptions and exclusions and release mechanics for transactions of this type.

II.	Description of Credit Facilities Comprising the Senior Bank Financing

A.	Term Loan Facilities

Tranche B-1 Term Loan Facility:	$150 million Tranche B-1 Term Loan Facility.

Maturity and Amortization:	The final maturity of the Tranche B-1 Term Loan Facility shall be the date which occurs seven years after the Closing Date. The loans under the Tranche B-1 Term Loan Facility (the “Tranche B-1 Loans”) shall be repaid during the final year of the Tranche B-1 Loans in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

Tranche B-1 Loans Availability:	The Tranche B-1 Loans may only be borrowed on the Closing Date. No amount of Tranche B-1 Loans once repaid may be reborrowed.

*	Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

Tranche B-2 Term Loan Facility:	$150 million Tranche B-2 Term Loan Facility.

Maturity and Amortization:	The final maturity of the Tranche B-2 Term Loan Facility shall be the date which occurs seven years after the Closing Date. The loans under the Tranche B-2 Term Loan Facility (the “Tranche B-2 Loans,” together with the Tranche B-1 Loans, the “Term Loans”) shall be repaid during the final year of the Tranche B-2 Term Loans in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

Tranche B-2 Loans Availability:

The Tranche B-2 Loans may be borrowed in multiple drawings during the period (the “Tranche B-2 Availability Period”) commencing on the Closing Date through the date that is twelve months following the Closing Date in minimum amounts to be agreed. No amount of the Tranche B-2 Loans once repaid may be reborrowed.

Use of Proceeds:	The Term Loans shall only be utilized solely to (i) refinance all amounts outstanding under the DIP Facility, (ii) to fund the construction of the New Tower, (iii) to pay the fees and expenses incurred in connection with the Transaction and (iv) to provide for the ongoing working capital and general corporate needs (including capital expenditures) of the Borrower and its subsidiaries.

B.	Revolving Credit Facility

Revolving Credit Facility:	$200 million Revolving Credit Facility, with a letter of credit sublimit and a swingline to be agreed upon.

Maturity:	The final maturity of the Revolving Credit Facility shall be the date which occurs five years after the Closing Date. Loans made pursuant to the Revolving Credit Facility (the “Revolving Loans”, and together with the Term Loans, the “Loans”) shall be repaid in full on the fifth anniversary of the Closing Date, and all letters of credit issued thereunder shall terminate prior to such time.

Use of Proceeds:	The Revolving Loans shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes.

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date. No Revolving Loans may be used to fund the Transaction.

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III.	Terms Applicable to the Entire Senior Bank Financing

Closing Date	On or before May 1, 2005.

Security:	The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following:

(a)    Subject to necessary regulatory approval, all shares of capital stock of (or other ownership interests in) and intercompany debt of the Borrower and each present and future subsidiary of the Borrower or such Guarantor, limited, in the case of each CFC, to 66% of the voting stock of such entity.

(b)    Substantially all present and future property and assets, real and personal, of the Borrower or such Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, license rights, patents, trademarks, tradenames, copyrights, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

Interest Rates:	At the option of the Borrower, Loans may be maintained from time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y) Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period, provided that until the earlier to occur of (x) the 30th day following the Closing Date and (y) that date upon which Morgan Stanley has determined (and notifies the Borrower) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed Eurodollar Loans shall have an interest period of one month.

“Base Rate” shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” means at any time (i) in respect of the Revolving Credit Facility, (x) for the first six months after the Closing Date, 1.50% per annum in respect of Base Rate Loans and 2.50% per annum in respect of Eurodollar Loans, and (y) thereafter, the applicable

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percentage determined in accordance with a pricing grid based on leverage to be determined and (ii) in respect of the Tranche B-1 Term Loan Facility and the Tranche B-2 Term Loan Facility, 1.75% per annum in respect of Base Rate Loans and 2.75% per annum in respect of Eurodollar Loans.

During the continuance of any default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360-day year.

Joint Lead Arrangers and Administrative Agent Fees:	The Joint Lead Arrangers and the Administrative Agent shall receive such fees as have been separately agreed upon with the Borrower.

Unused Commitment Fees:	Tranche B-2 Term Loan Facility: 1.00% per annum on the unused portion of each Lender’s share of the Tranche B-2 Term Loan Facility, payable (a) quarterly in arrears during the Tranche B-2 Availability Period and (b) on the last day of the Tranche B-2 Availability Period.

Revolving Credit Facility: 1/2 of 1% per annum on the unused portion of each Lender’s share of the Revolving Credit Financing, payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.

Letter of Credit Fees:	Applicable Margin for Eurodollar Loans which are Revolving Loans on the aggregate outstanding stated amounts of letters of credit plus an additional 1/4 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing bank.

Voluntary Commitment Reductions:	Voluntary reductions to the unutilized portion of the Senior Bank Financing, including the Revolving Credit Facility, may be made from time to time by the Borrower without premium or penalty.

Voluntary Prepayment:	The Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of

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Eurodollar Loans, prepay, in full or in part, the Senior Bank Financing without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the Lenders resulting therefrom.

Mandatory Prepayment and Commitment Reduction:

The Borrower shall prepay the Senior Bank Financing, ratably to the principal repayment installments of each of the Term Facilities on a pro rata basis and then to the Revolving Credit Facility, with (a) all net cash proceeds (i) from sales of property and assets of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course of business and subject to a reinvestment provision and minimum thresholds to be negotiated), (ii) of Extraordinary Receipts* (to be defined in the loan documentation, to exclude cash receipts in the ordinary course of business and with step-downs (to zero) to be agreed based on leverage) and (iii) from the issuance after the Closing Date of additional debt of the Borrower and its subsidiaries otherwise permitted under the loan documentation (with step-downs (to zero) to be agreed based on leverage), in each case under this clause (a) with exceptions to be agreed, (b) commencing after the first full year of the Senior Bank Financing, 50% of Excess Cash Flow (to be defined in the loan documentation and to include exclusions for certain committed capital expenditures) of the Borrower and its subsidiaries (with step-downs (to zero) to be agreed based on leverage) and (c) 50% of the net cash proceeds from the issuance of equity (with step-downs (to zero) to be agreed based on leverage and other exceptions to be agreed). Mandatory prepayments in respect of the Revolving Credit Facility shall not be subject to a corresponding reduction in the Commitments thereunder.

Documentation:	The commitments of Morgan Stanley and UBS will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by counsel to the Joint Lead Arrangers.

*	This would include items such as tax refunds, indemnity payments, pension reversions and certain insurance proceeds that are not covered as “asset sale” proceeds.

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Conditions Precedent to Initial Extension of Credit:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of the Joint Lead Arrangers for the Transaction, including, without limitation, the following:

(a)     The final terms and conditions of the Transaction, including, without limitation, all legal and tax aspects thereof, shall be (i) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment Information and (ii) otherwise satisfactory to the Joint Lead Arrangers. The Joint Lead Arrangers shall be reasonably satisfied with the Prearranged Plan and the disclosure statement with respect to the Prearranged Plan (the “Disclosure Statement”) (including all schedules and exhibits thereto) and none of the Prearranged Plan, the Disclosure Statement or the Restructuring Support Agreement shall be altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived without the prior written consent of the Joint Lead Arrangers, which consent shall not be unreasonably withheld. An order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Joint Lead Arrangers, confirming the Prearranged Plan, approving the Transaction and authorizing the Company to execute, deliver and perform under all documents contemplated by the Transaction (the “Confirmation Order”) shall have been entered and shall have become a final order of the Bankruptcy Court. The Prearranged Plan shall have become effective in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals.

(b)     All documentation relating to the Senior Bank Financing, including a credit agreement incorporating substantially the terms and conditions outlined herein, and the other parts of the Transaction shall be in form and substance satisfactory to the Joint Lead Arrangers.

(c)     The Joint Lead Arrangers shall be reasonably satisfied with the corporate and legal structure and the terms and conditions of the capitalization of the Borrower and each of the Guarantors, including, without limitation, the charter and bylaws of the Borrower and each such Guarantor and each agreement or instrument relating thereto.

(d)     All capital stock of the Borrower’s subsidiaries shall be owned by the Borrower or one or more of the Borrower’s subsidiaries, in each case free and clear of any lien, charge or encumbrance, other than the liens and security interests created under the loan documentation and liens in respect of the New Notes (which liens shall rank junior in priority to the Senior Bank Financing); the Administrative Agent for itself (in such capacity) and for the benefit of the Lenders shall have a valid and perfected first priority (subject to (i) certain exceptions to be set forth in the loan documentation and (ii) applicable regulatory requirements) lien and security interest in such capital stock and in the other

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collateral referred to under the section “Security” above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; all filing and recording fees and taxes shall have been duly paid; and the Administrative Agent shall have entered into intercreditor arrangements with the holders of the New Notes on terms satisfactory to the Joint Lead Arrangers.

(e)     There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its subsidiaries, taken as a whole, other than (x) any change disclosed in publicly filed documents of the Borrower or any of its subsidiaries prior to the date hereof or (y) any change of the type which customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 and the commencement of the Chapter 11 cases before the Bankruptcy Court.

(f)     There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that (i) could reasonably be expected to (A) have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its subsidiaries, taken as a whole, (B) adversely affect the ability of the Borrower or any material Guarantor to perform its obligations under the loan documentation or (C) materially and adversely affect the rights and remedies of the Administrative Agent and the Lenders under the loan documentation (collectively, a “Material Adverse Effect”) or (ii) purports to adversely affect the Transaction or the Senior Bank Financing.

(g)     All governmental, bankruptcy court and third party consents and approvals necessary in connection with the Transaction and the Senior Bank Financing (including, without limitation, approval of this Commitment Letter by the Bankruptcy Court) shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Joint Lead Arrangers) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Joint Lead Arrangers that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Senior Bank Financing.

(h) All Pre-Commitment Information shall be true and correct in all material aspects; and no additional information shall have come to the attention of the Administrative Agent or the Lenders that

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is inconsistent in any material respect with the Pre-Commitment Information or that could reasonably be expected to have a Material Adverse Effect.

(i) All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s Margin Regulations.

(j)      The Borrower and each Guarantor shall have delivered certificates, in form and substance satisfactory to the Joint Lead Arrangers, attesting to the solvency of the Borrower and such Guarantor, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, after giving effect to the Prearranged Plan, from their respective chief financial officers; and the Joint Lead Arrangers acknowledge that such certificates will not contain financial or valuation calculations.

(k)     The Joint Lead Arrangers shall have received such information and reports with respect to compliance by the Borrower and its subsidiaries with, and liabilities of the Borrower and its subsidiaries under, environmental laws as the Joint Lead Arrangers shall reasonably request, and the Joint Lead Arrangers shall be satisfied with the compliance by, and the nature and amount of any environmental liability of, the Borrower and its subsidiaries and with the Borrower’s plans with respect thereto.

(l)      The Joint Lead Arrangers shall be satisfied that (i) the Borrower and its subsidiaries will be able to meet their obligations under all employee and retiree welfare plans (other than any such obligations that, if not met, would not be reasonably expected to have a Material Adverse Effect), (ii) the employee benefit plans of the Borrower and its ERISA affiliates are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability.

(m)    The Joint Lead Arrangers shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its subsidiaries, and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of

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the Lenders’ collateral described under the section “Security” above.

(n)     The Joint Lead Arrangers shall have completed (i) confirmatory business due diligence and (ii) legal and environmental due diligence, in each case of the Company and its subsidiaries in scope, and with results, satisfactory to the Lenders and shall have received such financial, business and other information regarding the Borrower and its subsidiaries as they shall have reasonably requested.

(o)     The Joint Lead Arrangers shall have received (i) reasonably satisfactory opinions of counsel for the Borrower and the Guarantors and of local counsel for the Lenders as to the Transaction (including, without limitation, compliance with all applicable securities laws) and (ii) such corporate resolutions, certificates and other documents as the Joint Lead Arrangers shall reasonably request.

(p)     There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries therein shall be true and correct in all material respects immediately prior to, and after giving effect to, the initial extension of credit under the loan documentation.

(q)     All accrued fees and expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders (including the fees and expenses of counsel for the Joint Lead Arrangers and local counsel for the Lenders) shall have been paid.

(r) The Borrower shall have obtained ratings of the Senior Bank Financing from Moody’s and S&P.

Conditions Precedent to Subsequent Extensions of Credit:

There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries therein shall be true and correct all material respects immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties:

Those customarily found in credit agreements for similar secured financings and others appropriate in the reasonable judgment of the Joint Lead Arrangers for the Transaction, including, without limitation, absence of any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its subsidiaries, taken as a whole, other than (x) any

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change disclosed in publicly filed documents of the Borrower or any of its subsidiaries prior to the date hereof or (y) any change of the type which customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 and the commencement of the Chapter 11 cases before the Bankruptcy Court.

Covenants:	Those affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) customarily found in credit agreements for similar secured financings and others appropriate in the reasonable judgment of the Joint Lead Arrangers for the Transaction (with appropriate materiality standards and appropriate carve-outs), including, without limitation, the following:

(a)     Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) preparation of environmental reports (upon the reasonable request of the Administrative Agent during the continuance of an Event of Default); (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) maintenance of properties; (ix) performance of leases, related documents and other material agreements; (x) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s-length basis; (xi) further assurances as to perfection and priority of security interests; (xii) grant of security on additional property and assets upon the occurrence of an Event of Default; and (xiii) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, in each case prepared on a consolidated basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as any Lender shall reasonably request).

(b)     Negative Covenants - Restrictions on (i) liens (other than (x) liens securing the Senior Bank Financing and the New Notes (on a second priority basis to the Senior Bank Financing) and (y) other liens to be agreed); (ii) debt, guaranties or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms reasonably satisfactory to the Joint Lead Arrangers); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business); (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to stockholders; (vii) creating new

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subsidiaries; (viii) becoming a general partner in any partnership; (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing debt; (xi) capital expenditures; (xii) granting negative pledges other than to the Administrative Agent and the Lenders; (xiii) changing the nature of its business; (xiv) amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement; and (xv) changing accounting policies or reporting practices; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

(c)     Financial Covenants – The definitive documentation for the Senior Bank Financing shall contain only the following financial covenants: total leverage (total debt to EBITDA), total first lien leverage (total first-lien debt to EBITDA) and interest coverage (EBITDA to cash interest expense). All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period.

Events of Default:	Those customarily found in credit agreements for similar secured financings and others appropriate in the reasonable judgment of the Joint Lead Arrangers for the Transaction, including, without limitation, (a) failure to pay principal when due, or to pay interest or other amounts within two business days after the same becomes due, under the loan documentation; (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation and nonmonetary judgment defaults that could reasonably be expected to have a Material Adverse Effect; (g) impairment of loan documentation or security; (h) change of control; and (i) standard ERISA defaults.

Expenses:	The Borrower shall pay all of the Administrative Agent’s and the Joint Lead Arrangers’ due diligence, syndication (including printing, distribution and bank meetings), search, filing and recording fees and all other reasonable out-of-pocket expenses incurred by the Administrative Agent or the Joint Lead Arrangers (including the fees and expenses of counsel for the Joint Lead Arrangers), whether or not any of the transactions contemplated hereby are consummated, as well as all reasonable expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the reasonable expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders in connection with the enforcement of any of the loan documentation.

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Indemnity:	The Borrower will indemnify and hold harmless the Administrative Agent, each Joint Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Senior Bank Financing.

Required Lenders:	Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Bank Financing.

Waivers & Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of the Required Lenders, except that the consent of all affected Lenders be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the collateral or the value associated with the guarantees and (v) changes to the order of application of prepayments.

Assignments and Participations:

Assignments may be non-pro rata and must be to Eligible Assignees (to be defined in the definitive loan documentation) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Senior Bank Financing, in a minimum amount equal to $1 million. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Taxes:	All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders) to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Miscellaneous:	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction provisions.

Governing Law:	New York.

Counsel for the Joint Lead Arrangers:	Shearman & Sterling LLP

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